EXHIBIT 10.8
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 1, 2006, by and between PICO Holdings, Inc., a diversified investment company formed under the laws of the state of California (“Company”), and John R. Hart (“Employee”).

RECITALS

1. The Company believes it is prudent and appropriate to attempt to increase shareholder value through strategic investments, acquisitions, business combinations, realization of market value of existing assets and acquisitions of assets or companies below market value and in certain circumstances, below book value.

2. The Company believes that Employee possesses unique skills, knowledge, and experience and has demonstrated such skills, knowledge and experience in pursuing the Company’s goals.

3. The Company believes that it is imperative that it be able to rely upon Employee’s skills and services for a reasonable time in the future.

4. Employee has been President and Chief Executive Officer and a Director of the Company since November 20, 1996, a Director of its predecessor company since December 10, 1993, and President and Chief Executive Officer of its predecessor since July 15, 1995.

5. Employee has been instrumental in reorganizing the Company’s Board of Directors, management, and corporate structure.

6.  Employee entered into a four-year Employment Agreement with the Company effective December 31, 1997. A further Employment Agreement was entered into for the period of January 1, 2002 through December 31, 2005. The Employment Agreement contained herein shall take effect on January 1, 2006.

AGREEMENT

In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

1.  Employment and Term.

The Company hereby engages Employee, and Employee hereby accepts such engagement, on the terms and conditions set forth herein, for a five-year period commencing on January 1, 2006.

2. Duties.

Employee is engaged in the position of President and Chief Executive Officer. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged, and such other similar and related duties as the Board of Directors of the Company shall reasonably assign to Employee from time to time. The duties of Employee shall encompass but not necessarily be limited to the following areas and activities:

A. To analyze the activities and operations of the Company and its subsidiaries and affiliates and make recommendations to achieve greater operating efficiencies.

B. To conduct activities on behalf of the Company and its subsidiaries and affiliates including but not limited to investigating opportunities for consolidation, making recommendations for internal financial restructuring, and searching for potential merger and acquisition candidates.

C. To analyze the investment portfolios of the Company and its subsidiaries and affiliates and make recommendations to achieve higher yield and a greater overall return.

D. To fulfill the duties of the Company’s President and Chief Executive Officer as defined by the Company’s By-Laws.

E. To strictly comply with the Company’s Code of Ethics as adopted by the Board of Directors of the Company on October 17, 2003.

Employee will devote such time and efforts to completing his duties as is reasonably necessary to maximize the success of the Company’s business.

3.  Compensation.

A. Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Company shall pay to Employee a base salary of $1,075,000.00 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal income tax withholding, social security and other required payroll taxes. The base salary shall be revised annually with the first adjustment occurring on January 1, 2006, in the same percentage applicable to the Company’s other staff members, in an amount deemed adequate to provide for cost of living, subject to Committee approval, based on several major compensation indices.

B. Incentive Award. In addition, Employee shall be eligible to receive an annual incentive award based on the growth of the Company’s book value per share (adjusted for any book value impact by ⅞ of all stock appreciation rights--related expenses net of tax) during the fiscal year, above a threshold. The threshold above which incentives are earned is 80% of the S&P 500 annualized total return for the five previous years, (but no less than 0). If the increase in book value per share exceeds this threshold, the incentive award shall be equal to 5% of such excess multiplied by the number of shares outstanding at the beginning of the fiscal year. The incentive award shall be paid in cash, less applicable tax withholdings.

C. Employee Benefits. Employee shall be entitled to the standard employee benefit package made available to employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of Company. Company shall have the right at any time to prospectively amend, modify or eliminate employee benefits, which changes shall become effective immediately.

D. Payments by Affiliates. All compensation, fees or other remuneration payable to Employee by any affiliate of the Company shall be waived or if paid, remitted to the Company.

4.	Termination.

If Employee’s services under this Agreement are terminated by the Company for any reason other than cause or the death or disability of Employee, prior to January 1, 2008, Employee shall be paid a lump sum equal to $3,225,000.00 (less applicable tax withholdings). If Employee’s services are terminated by the Company for any reason other than cause or the death or disability of Employee on or after January 1, 2008 and prior to December 31, 2010, Employee shall be paid a lump sum equal to $3,225,000.00 (less applicable tax withholdings) minus the amount previously paid to Employee under Section 3.A. of this Agreement from January 1, 2008 to the date of termination. In addition to the amount set forth above, Employee shall receive the pro rata portion of the annual incentive award that would have been payable to Employee under Section 3.B. of this Agreement for the year in which termination of employment occurs. The portion payable to Employee shall be equal to the incentive award payable for the full year of termination times a fraction, the numerator of which is the increase in book value per share at the date of termination and the denominator of which is the increase in book value per share at December 31 for the year of termination. The incentive award shall be paid in cash, less applicable tax withholdings, within 2-1/2 months after the end of the year of termination.

5.	Death or Disability of Employee.

In the event Employee terminates employment as a result of death or permanent and total disability (as determined by the Board of Directors of the Company in its sole discretion) prior to January 1, 2008, a lump sum shall be paid to Employee or to the person designated by Employee to receive death benefits hereunder, in an amount equal to $3,225,000.00 (less applicable withholding taxes). In the event Employee terminates employment as a result of death or permanent and total disability on or after January 1, 2008 and prior to December 31, 2010, Employee or the person designated by Employee to receive death benefits hereunder shall be paid a lump sum in an amount equal to $3,225,000.00 (less applicable withholding taxes) minus the amount previously paid to Employee under Section 3.A. of this Agreement from January 1, 2008 to the date of termination of employment. In addition to the amount set forth above, Employee shall receive the pro rata portion of the annual incentive award that would have been payable to Employee under Section 3.B. of this Agreement for the year in which termination of employment occurs. The portion payable to Employee shall be equal to the incentive award payable for the full year of termination times a fraction, the numerator of which is the increase in book value per share at the date of termination and the denominator of which is the increase in book value per share at December 31 of the year of termination. The incentive award shall be paid in cash, less applicable tax withholdings, within 2-1/2 months after the end of the year of termination. If no person has been designated by Employee to receive death benefits hereunder, payment shall be made to Employee’s surviving spouse (if any) or to Employee’s estate if Employee is not married at the time of death.

6.	Termination by Employee

In the event Employee terminates employment for any reason prior to December 31, 2010, Company shall make a lump sum payment to Employee in the amount (less applicable tax withholdings) of $500,000.00 if Employee terminates employment during calendar year 2006. Such lump sum amount shall decrease by $100,000.00 each calendar year thereafter.

7.	Non-Solicitation of Employees

Employee agrees that for a period of one (1) year following termination of employment, Employee will not solicit any officer or key employee of the Company or its subsidiaries or affiliates for employment.

8.	Golden Parachute Limitation.

To the extent that any payment to Employee under this Agreement taken together with any other payments made to Employee constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, payments to employee will be reduced to the extent necessary to eliminate any excess parachute payment. Employee may direct which payments to reduce to meet the requirements.

9.	Confidentiality.

Both during the term of his engagement by the Company and thereafter, Employee shall not, without the prior written consent of the Company, or as required by the order of any court or administrative agency with jurisdiction, divulge to any third party, or use for his own benefit or for any purpose other than the exclusive benefit of the Company, any confidential information concerning its business and affairs obtained by him during the term of his engagement; it being the intent hereof that Employee shall not so divulge or use any such information which is unpublished or not readily available to the general public. Nothing contained in this Section 9 shall restrict Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company under this Agreement.

10. Other Agreements.

Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing his obligations under this Agreement. Nothing shall be interpreted as precluding Employee from seeking or performing other employment or consulting work.

11. Assignment.

This Agreement may not be assigned by either party without the prior written consent of the other.

12.	Waiver of Breach.

Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

13.	Severability.

The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

14.	Modification.

This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee. In the event the Company determines that modifications may be necessary to facilitate compliance with the requirements of Internal Revenue Code Section 409A, the Company and Employee shall cooperate to adopt such modifications.

15.	Governing Law.

This Agreement and the performance of this Agreement shall be governed by the laws of the state of California.

16.	Captions.

The captions at the beginning of the several sections of this Agreement are not part of the context hereof but are only guides or labels to assist in locating and reading such sections. They should be given no effect in construing this Agreement.

17. Binding Effect.

Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives, provided that the rights and obligations of Employee or the Company hereunder may not be delegated or assigned except as provided in Section 12 hereof.

18. Entire Agreement.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first written above.

PICO HOLDINGS, INC.

/s/ James F. Mosier
Name

General Counsel and Secretary
Title:

EMPLOYEE:

/s/ John R. Hart
John R. Hart